Exhibit 99.1 News Release
Contacts: Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Make Early $75 Million Pension Trust Fund Contribution

West Chester, OH, January 22, 2008 — AK Steel (NYSE: AKS) said that its board of directors has authorized the company to make an early $75 million contribution to its pension trust fund.  The early payment is expected to satisfy approximately one-half of the company’s total pension funding obligation for 2008.
Today’s announced contribution, which will be made during the 2008 first quarter, will bring AK Steel’s total early pension contributions since 2005 to $684 million.
“Since the dramatic improvement of AK Steel’s financial performance, beginning late in 2003, we have embraced pension funding as one of our highest priorities,” said James L. Wainscott, chairman, president and CEO.  “We are proud that, in an industry known for broken pension promises, AK Steel has never walked away from its pension obligations to its 32,000 retirees.”
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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